Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

September 29, 2025

Quarterly Distribution Report No. 243

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue during the second quarter of 2025 (the “Q2 2025 Contingent Portion Payment”).

The Trust received $356,532 ($1.2838 per Trust Unit) for the Q2 2025 Contingent Portion Payment, as compared to $512,648 ($1.8460 per Trust Unit) for the payment attributable to the second quarter of 2024.

In addition, as of immediately prior to the Trust’s receipt of the Q2 2025 Contingent Portion Payment, the Trust had an aggregate cash balance of $137,989 ($.4968 per Trust Unit) in respect of the contingent portion payments attributable to the fourth quarter of 2024 and the first quarter of 2025 (together, the “Prior Quarter Contingent Portion Payments”), which amount was reserved by the Trustees for potential future administrative expenses and liabilities in accordance with Section 5.7 of the Trust’s governing document, the Declaration of Trust, dated December 3, 1964 (the “Declaration of Trust”).

After receiving the Q2 2025 Contingent Portion Payment, the Trust paid $117,457 to third party advisors and professionals providing services to the Trust in connection with invoices rendered to the Trust, leaving an aggregate balance of $377,065 ($1.3578 per Trust Unit). The Trustees have decided to reserve the full amount of such balance for potential future administrative liabilities and expenses in accordance with Section 5.7 of the Declaration of Trust. As a result, the Trust will not make a distribution to the Unit Holders in respect of the Q2 2025 Contingent Portion Payment or the Prior Quarter Contingent Portion Payments at this time. The Trust will continue to assess the Trust’s needs with respect to future potential administrative expenses and liabilities to determine the amount of cash distributions, if any, to be made to Unit Holders in subsequent quarters in connection with contingent portion payments received by the Trust from EMI.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2025 and September 30, 2024 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2025		Per Unit*

Gross royalty income collected by EMI for the period		$1,215,445

Less: Related royalty expense		349,934
Amount deducted by EMI		340,151
Adjustment for copyright renewals, etc.		168,827

		858,912

Balance as reported by EMI		$356,533

Payments received by Trust		$356,533		$1.2838

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses		$117,457		$.4229
Reserve for future potential administrative liabilities and expenses		239,076		$.8609

Balance available for distribution	$	- 0 -	$	- 0 -

Distribution per Unit*	$	- 0 -	$	- 0 -

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2024	Per Unit*	Twelve Months Ended September 30, 2025	Per Unit	Twelve Months Ended September 30, 2024	Per Unit

$1,357,689		$3,694,264		$3,964,991

369,842		1,381,945		1,420,825
475,187		1,011,508		1,211,258
12		238,791		1,619

845,041		2,632,244		2,633,702

$512,648		$1,061,920		$1,331,289

$512,648	$1.8460	$1,061,920	$3.8238	$1,331,289	$4.7938

141,921	.5110	684,855	2.4661	494,660	1.7812
—	—	377,065	1.3578

$370,727	$1.3350	$—	$—	$836,629	$3.0126